EXHIBIT 10.20

SETTLEMENT AGREEMENT

This Agreement is made effective this 15th day of March, 2002.

BETWEEN:

MDSI MOBILE DATA SOLUTIONS INC. (“MDSI”)

OF THE FIRST PART

AND:

GERALD F. CHEW (“Chew”)

OF THE SECOND PART

NOW THEREFORE in consideration of the mutual covenants contained herein, the other payments to Chew which he would not otherwise be entitled to, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Chew, (which term includes his heirs, executors, administrators, assigns, committees and trustees) hereby releases and forever discharges MDSI, (which term includes its related subsidiaries or affiliated partnerships, companies and any and all of their and its respective officers, directors, agents, partners and employees and their and its respective heirs, personal representatives, successors, assigns, liquidators, receivers and trustees) and MDSI hereby releases and forever discharges Chew, from any actions, causes of action, debts, liabilities, claims, demands and complaints of any kind, whether in law or in equity or pursuant to statute, which have existed, exist now or may in the future exist by reason of any matter or thing existing as of the date hereof and without limiting the generality of the foregoing with respect to or arising out of Chew’s employment or directorship with MDSI, his contract of employment with MDSI, or the termination of his employment with MDSI, and any other claim for damages, notice of termination, payment in lieu of notice, wrongful dismissal, age discrimination, severance pay, loss of benefits including long term and short term disability, pension issues, bonus, profit sharing, stock distribution, stock options or stock purchase rights, vacation pay or any claims under the British Columbia Employment Standards Act or Human Rights Code, unless otherwise stated within this Agreement.

2.     Chew agrees to resign as an officer of MDSI and as an officer and/or director of any of MDSI’s subsidiaries and corporate affiliates, as applicable, effective as of March 15, 2002.

3.     In recognition of future services to be provided by Chew to Mobile Data Solutions Inc. of Delaware (“MDSI Delaware”) in his capacity as a consultant in the area of corporate development, MDSI Delaware shall pay to Chew an irrevocable consulting fee of USD $227,500. Such fee shall be paid to Chew in nine equal monthly installments commencing on April 1, 2002.

4.     The parties agree that Chew has accrued 15 days vacation since April 24, 2001 and MDSI agrees to pay Chew the lump sum of CDN $13,846, less required deductions, as full and final payout thereof on March 31, 2002.

5.     The parties agree that Chew is free to accept employment with any other firm and is free to perform the duties of the said new firm at any time after March 15, 2002, provided that such new firm is not a direct competitor of MDSI as described in the attached Schedule A. Chew acknowledges that such restriction is further detailed in paragraph 10 of his contract of employment dated April 24, 2001 (the “Employment Contract”). Chew acknowledges that Article 10 of the Employment Contract will survive and remain in full force and effect until March 15, 2004.

6.     MDSI agrees to pay Chew the aggregate sum of CDN $72,000, less required deductions, as full and final settlement of all bonuses earned and payable to Chew in accordance with his contract of employment dated April 24, 2001 for the period from April 1, 2001 to March 31, 2002, inclusive. Chew acknowledges and agrees that he will not be eligible for any further bonus compensation under the terms of his contract of employment or any bonus or profit sharing plan after March 31, 2002.

7.     MDSI agrees to reimburse Chew for his monthly premiums for US medical insurance coverage (i.e. medical, dental and vision) for himself and his immediate family from Blue Cross or other similar provider until the earlier of: a) the date Chew finds new employment which provides such coverage; or b) September 14, 2003.

8.     MDSI agrees to provide Chew with a temporary housing allowance of USD $3,100 per month for the four month period commencing April 1, 2002 through to July 31, 2002.

9.     MDSI agrees to reimburse Chew for any differential between the sale price of his Vancouver residence (the “Residence”) and the purchase price in August 2001, provided that such sale is made at arm’s length and is conducted in accordance with industry standard practices by an agent using the skill and care which would normally be exercised by those who perform similar services at the time the services are performed. Upon presentation of an invoice and/or receipt by Chew, MDSI also agrees to reimburse Chew for the following expenses incurred or to be incurred by him in connection with his Residence: CDN $17,160 for property purchase taxes and CDN $942 for legal fees paid on the purchase of the Residence in August 2001; mortgage pre-payment penalty of CDN $8,962 for first mortgage granted to the Bank of Montreal on the Residence; title clearing costs estimated to be CDN $500; realtor’s fees on the sale of the Residence estimated to be CDN $34,500; and loss of the benefit of incidental security deposits and insurance premiums, to a maximum of CDN $500. Any other incidental expenses to be incurred by Chew must be approved in advance by MDSI, the intent being that MDSI will reimburse Chew for all reasonable expenses directly incurred in connection with the sale of the Residence.

10.     MDSI agrees to reimburse Chew for all moving expenses associated with relocating his family and their belongings from Vancouver, British Columbia to San Francisco, California including, but not limited to: all personal property and goods, including vehicles; duties related to his relocation that he would not otherwise have paid had he not been required to returned to the U.S; one-way airfare; and gasoline reimbursement and hotel accommodations for ground transportation en route.

11.     MDSI agrees upon presentation of invoice and or receipt to pay for Chew’s professional advice in connection with the preparation and filing of his United States and Canadian tax returns for 2001 and 2002 related to his employment income from MDSI and change in country of residence.

12.     Chew agrees not to make any claim or take any proceedings against any person or corporation with respect to any matters which may have arisen between himself and MDSI up to the present time in respect of which any claim could arise against MDSI for contribution or indemnity or other relief.

13.     MDSI agrees not to make any claim or take any proceedings against any person or corporation with respect to any matters which may have arisen between himself and Chew up to the present time in respect of which any claim could arise against Chew for contribution or indemnity or other relief.

14.     Chew agrees to save harmless and indemnify MDSI from and against all claims, charges, taxes, penalties or demands which may be made by any applicable governmental agency requiring Chew to pay income tax, charges, or penalties in respect of income tax payable by Chew in excess of income tax previously withheld and in respect of and in any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission and the Canada Pension Commission under their applicable statutes and regulations with respect to any amounts which may in the future be found to be payable by Chew in respect of any payments made under this Agreement.

15.     MDSI and Chew acknowledge that the facts in respect of which this Agreement are made may prove to be other than or different from the facts in that connection now known or believed by MDSI or Chew to be true. MDSI and Chew accept and assume the risk of the facts being different and agree that this Agreement shall be in all respects enforceable and not subject to termination, rescission, or variation by discovery of any differences in facts.

16.     Effective on March 15, 2002 Chew agrees to surrender and MDSI agrees to cancel one-half of the stock option certificate granted to Chew on October 24, 2001 to purchase 100,000 shares in the capital of MDSI at an exercise price of CDN $4.76. MDSI agrees to accelerate the vesting of the balance of such stock option (i.e. 50,000 options) to vest immediately, which shall remain valid to the end of its original expiry date, namely October 23, 2006.

17.     MDSI agrees to extend the expiry date of the 15,000 stock options granted to Chew on March 19, 2001 at an exercise price of USD $5.31 until September 15, 2003.

18.     Effective on March 15, 2002 Chew agrees to surrender and MDSI agrees to cancel in its entirety the stock option certificate granted to Chew on April 24, 2001 to purchase 100,000 shares in the capital of MDSI at an exercise price of CDN $7.70.

19.     Unless otherwise provided for in this Agreement, all other stock options granted to Chew by MDSI shall expire on April 15, 2002.

20.     Chew agrees to return to MDSI on or before March 15, 2002, all property belonging to MDSI which is in Chew’s possession or control, including any papers, files, documentation, hardware, software, security passes, keys and credit or calling cards. MDSI agrees however that Chew may retain his laptop computer and associated peripherals. MDSI further agrees to forward all non-MDSI related e-mails addressed to Chew received by it to Chew’s new personal e-mail account (i.e., gfchew@worldnet.att.net) until December 31, 2002.

21.     Subject to paragraphs 7, 8, 9, 10 and 11 above, Chew agrees to submit a final expense statement in connection with his duties at MDSI, together with all receipts, by March 31, 2002 and MDSI agrees to reimburse to Chew all MDSI related expenses by April 15, 2002.

22.     Chew agrees not to disclose to any third party any confidential or proprietary information or trade secrets belonging to MDSI as defined in Chew’s Employment Contract. Chew acknowledges that Articles 9 and 11 of his Employment Contract will survive termination of his employment.

23.     MDSI agrees to continue to indemnify Chew for his actions as a director and officer of MDSI in accordance with Article 14 of the Employment Contract, which MDSI acknowledges survives termination of Chew’s employment.

24.     The parties agree that neither party is at fault or committed any wrongdoing with respect to the employment of Chew by MDSI. Both parties agree not to make any disparaging remarks or statements, written or otherwise, with respect to one another, either within MDSI or to any third parties. The parties agree that the form of press release attached as Schedule B will be issued by MDSI in connection with Chew’s resignation as an officer of MDSI. MDSI also agrees that, except as required by law, it shall not make any other announcements concerning its earnings or guidance within the 10 day period following its announcement concerning Chew’s resignation. All telephone inquiries for Chew will be directed by MDSI’s switchboard to Chew’s former executive assistant for handling in accordance with MDSI’s standard procedures for personnel references, investor and media inquiries.

25.     The parties further agree that the terms of this Agreement are strictly confidential and agree not to disclose any such terms to any person save and except their respective professional advisors or as may be required by law.

26.     Chew hereby acknowledges that he is executing this Agreement voluntarily with full knowledge of its terms and conditions and after consulting with his professional advisors.

27.     This Agreement is governed by the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties have executed this Agreement on the 14th day of March, 2002.

MDSI MOBILE DATA SOLUTIONS INC.

Per:  /s/ Erik Dysthe
             Authorized Signatory

SIGNED SEALED & DELIVERED by	)
Gerald F. Chew in the presence of:	)
)
)
/s/ [illegible]	)	/s/ Gerald F. Chew
)
Witness	)	GERALD F. CHEW
)

Schedule A

MDSI Competitor List

The following is a listing of those companies currently in competition with MDSI Mobile Data Solutions Inc.

3X
Air IQ (formerly e-Dispatch.com Wireless Data Inc.)
Astea International Inc.
CeruleanClickSoftware Inc.
Cognicase Inc (M3i Systems Inc. Division)
Dynamic Mobile Data
eMobile Data Inc.
FieldCentrix
iMedion Inc.
Integraph
MegaTribe
Metrix Inc.
New World Systems
PointServe/Brazen
PRC
ServicePower
Thinque
Tiberon Systems
Utility Partners Inc.
ViryaNet
WebAppoint
X-Time

With respect to the following CRM & ERP providers, it is not MDSI’s intent to restrict Mr.Chew’s employment with any of these organizations provided that such employment is not specifically related to workforce management:

Aether Systems
C-cor.net (formerly MobileForce Technologies Inc.)
Clarify (Workforce Management Division)
CSG Systems (Workforce Management Division)
Lucent (Workforce Management Division)
Oracle (Workforce Management Division)
PeopleSoft (Workforce Management Division)
Seibel (Workforce Management Division)
Telcordia (Workforce Management Division)

SCHEDULE B

For information contact:
Rick Wadsworth, MDSI Mobile Data Solutions Inc., 604 207 6300 or ir@mdsi.ca

FOR IMMEDIATE RELEASE

NEWS RELEASE

MDSI’s Chairman and CEO, Erik Dysthe, Appointed
President

Richmond, B.C. (March 15, 2002) – MDSI Mobile Data Solutions Inc.‘s (Nasdaq: MDSI; TSE: MMD) Chairman and Chief Executive Officer Erik Dysthe will be taking on the additional role of President as Gerald F. Chew resigned today to pursue other business interests. Mr. Chew had been an MDSI® Board member from 1995 until shortly after he accepted his role as the Company’s President and Chief Operating Officer in April 2001.

“MDSI has achieved a great deal over the past year; I would like to thank Jerry for his efforts during that time, and for his many years of contribution on MDSI’s Board,” stated Dysthe.

About MDSI
MDSI Mobile Data Solutions Inc. (Nasdaq: MDSI; TSE: MMD) is the leading provider of mobile workforce management solutions. MDSI’s suite of applications improves customer service and relationships, and reduces operating costs by empowering service companies to optimally manage their field resources. The Company also provides all of the professional services, wireless connectivity, and hosting capabilities necessary to implement its solutions. For more information, please visit MDSI’s Web site at www.mdsi-advantex.com.

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